Exhibit 15

May 20, 2003

The Stockholders and Board of Directors

First Data Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of First Data Corporation and the related joint proxy statement/prospectus of First Data Corporation and Concord EFS, Inc. for the registration of 218,104,593 shares of First Data Corporation common stock of our report dated April 9, 2003 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Form 10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Ernst & Young LLP

Denver, Colorado